EXHIBIT 99.1

Healthaxis Announces Third Quarter 2004 Financial Results; Loss of $0.48 per share; Sales Momentum Improving; Taylor Appointed CFO

    IRVING, Texas--(BUSINESS WIRE)--Nov. 11, 2004--Healthaxis Inc. (Nasdaq:HAXS), a technology-enhanced provider of business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three and the nine months ended September 30, 2004.

    Third Quarter and Nine Months 2004 Financial Highlights(a)

    -- Revenues for the quarter were $3.9 million, flat compared to the $3.9 million realized in the prior quarter and down from the $5.4 million for the same quarter of 2003. Year-to-date revenues were $12.1 million compared to $16.1 million in 2003. The decline in revenues from 2003 is attributable to several factors, the most significant of which was the conclusion of work on the Company's two state projects in 2003. These contracts generated no revenues in 2004, and accounted for $585,000 and $1.6 million for the third quarter and year-to-date periods respectively, in 2003. Recurring per employee per month (PEPM) revenues declined in the comparative periods, principally as a result of a customer completing a multi-year run-off from Healthaxis systems, begun in 2000. PEPM fees, transaction fees, data capture fees and print fees also were down due to a decrease in the number of covered lives and lower claims volume in some of the company's on-going customers.

    -- Third quarter GAAP operating expenses were $5.2 million, down from $5.7 million in the prior quarter and $6.1 million in the third quarter last year. The decrease from the prior quarter was largely related to one-time expenses incurred in the second quarter related to amending the terms of our preferred stock and to the settlement reached with the State of Washington. The decrease from the same quarter of 2003 was primarily the result of lower contract labor and personnel costs. GAAP operating expenses for the first nine months of the year were $16.8 million, down 12 percent, compared to $19.2 million in 2003. Approximately $1.1 million of the year-to-date decline was related to termination of contract labor paid to our development partner on the state contracts. An additional $464,000 was related to lower amortization and depreciation expense. The remaining expense reduction was due primarily to lower vendor costs associated with a reduction in transaction revenues, as well as lower costs for salary, benefits, travel and other personnel related expenses, partially offset by increased one-time legal and accounting expenses related to the preferred stock conversion transaction approved by shareholders on June 30, 2004.

    -- The operating loss of $1.3 million for the third quarter compares to an operating loss of $1.8 million in the prior quarter and a loss of $797,000 in 2003. The operating loss year-to-date of $4.7 million compares to a $3.1 million loss for the first nine months of 2003.

    -- EBITDA (defined as revenue less cash operating expenses) was a loss of $628,000 for the third quarter, compared to a loss of $1.2 million in the second quarter and an EBITDA profit of $41,000 for the same quarter of 2003. The year-to-date EBITDA loss was $2.7 million, compared to a loss of $465,000 in 2003. The decrease in revenues from 2003 to 2004 exceeded the Company's reduction of cash operating expenses due to support and maintenance requirements of the company's existing customers, the build-up of the sales force and marketing initiatives. The attached financial table provides a reconciliation of EBITDA to the GAAP operating loss.

    -- The net loss attributable to common shareholders for the third quarter was $1.3 million, or $0.48 per share, bringing the year-to-date loss for the first nine months to $4.6 million, or $1.67 per share. This compares to losses attributable to common shareholders of $1.1 million, or $0.22 per share, and $3.7 million, or $0.69 per share, for the same periods in 2003. The number of weighted average common shares outstanding in 2004 is significantly less than the 2003 comparable periods due to the Company's September 30, 2003 repurchase and subsequent retirement of 48 percent of the outstanding common stock previously held by UICI.

    -- Cash at September 30, 2004 totaled $4.4 million, compared to $5.8 million at June 30, 2004 and $7.9 million at December 31, 2003. The major uses of cash for the first nine months of 2004 have been $2.2 million used in operations, $0.6 million used in investing activities (such as software development, contract start-up and purchases of property, plant and software) and $0.7 million related to financing activities. The financing activities consisted primarily of the final $223,000 preferred stock dividend paid in January 2004 and $458,000 in scheduled debt services on the note payable to UICI.

    Sales and Marketing Developments

    The company added several meaningful sales contracts and alliances during and following the quarter:

    -- Healthaxis recently signed a three-year contract with a 50,000-member health plan for its electronic data interchange
        (EDI) connectivity and business process outsourcing (BPO) services.

    -- The company signed a two-year contract with a leading regional information and healthcare payer services company, with over 150,000 claims per month, for automated claims data capture.

    -- Additionally, through one of its alliance channel partners, Healthaxis will provide BPO services to two small health plans with an estimated transaction volume of over 3000 transactions per day when fully implemented.

    -- The Company also added a significant benefit administration outsourcing company as a channel partner; this partner is distributing Healthaxis's web-based enrollment and self-service solutions to a large national employee resource organization.

    -- Alliances were formed with PPOONE and IHMA Technologies. PPOONE will provide Healthaxis an electronic link to its payer clients for electronic repricing. IHMA adds sophisticated data analysis, warehousing, and reporting capabilities to the Company's payer customer base, as well as enhances Healthaxis's claims and administration system offering to TPA customers. A multi-year contract was signed for IHMA's services with one of the Company's major TPA customers.

    -- Additionally, the number of covered lives on the Company's systems grew among its existing customers during the quarter. This is the first increase in the number of such lives since the first quarter of 2003.

    -- The Company continues to expand the functionality of its claims editing capabilities with the prospective installation of the Intelliclaim "Smart Editing" capability to enable more claims to be auto-paid, with the inherent reduction in claims processing costs for its customers.

    Management Update

    Effective November 10, 2004, Jimmy D. Taylor was promoted to Chief Financial Officer of the Company. Mr. Taylor has served the Company since 1986, when he joined Insurdata as Controller, and has been a Vice President of the Company since 1987, serving in various financial, operational and administrative capacities. He most recently served as Vice President-Finance. John Carradine, who had previously served in the role of Chief Financial Officer, will continue to serve as President and Chief Operating Officer of the Company, and as President of Healthaxis Imaging Services.

    Review and Outlook

    Commenting on the results for the third quarter and the first nine months of 2004, James McLane, the Company's Chairman and Chief Executive Officer, said: "I am pleased that increasingly the company's deep domain expertise in the health insurance claims process is being recognized in our markets. Our strategic positioning, patience and persistence are beginning to pay off, and we are starting to build some meaningful sales momentum. Our sales leads are maturing into their final stages in a number of situations, but these must close before revenues can be recognized. We closed several new business transactions in the last couple of months and expect to continue to close more and more of these transactions as the opportunities in the pipeline mature."
    McLane continued: "We have the functional capabilities in place to substantially enhance the efficient processing of a claim. We continue to add, enhance and refine capabilities that not only yield administrative efficiency, but also incorporate best-of-breed capabilities that can dramatically lower medical costs for the ultimate claims paying entity. We have also put in place direct sales, channel sales and appropriate partner alliances to distribute these capabilities into third party administration and health insurance administration markets. And, the trend toward outsourcing continues to heat up. We expect to play a meaningful role in this outsourced BPO services market and are committed to expanding our claims and administration systems business. Our focus continues to be on helping our existing customers grow, adding to our extensive customer list, and becoming a cash generating company within the next year. We are taking, and will continue to take, the steps we believe are necessary to achieve these objectives."
    Commenting on the promotion of Jim Taylor to CFO, Mr. McLane said:
"Jim's promotion is a natural progression following John Carradine's elevation to President and COO in February of this year. Elevating Jim to CFO is part of our continuing effort to strengthen the Company's executive team. Jim is a strong asset to our management, and is intimately familiar with the Company after 18 years of service. John Carradine has done an outstanding job since taking on the added responsibility for the operations area, and this promotion will free him to focus exclusively on the operational undertakings necessary to support our customers and grow our business."

    Conference Call

    Healthaxis management will host a conference call on Friday, November 12, 2004 to review results and answer questions. The conference call will be held at 10:00 A.M. Central Time. Investors wishing to participate should call 800-772-8997 and request the Healthaxis Third Quarter Results Call. Please plan on calling in at least 10 minutes prior to the scheduled start.
    A replay will be available, beginning approximately 2 hours after the live call is completed, until December 12, 2004 at 888-509-0082. A Webcast of the live call and audio archive will also be available through the company's Website www.healthaxis.com under the heading "About Healthaxis" and "Investor Relations."

    About Healthaxis Inc.

    Healthaxis (Nasdaq:HAXS) is a leading technology enhanced provider of fully integrated business process outsourcing and claims and administration solutions and services for health benefit administrators and health insurance claims processors. For information on Healthaxis products and services, call (800) 519-0679 or visit www.healthaxis.com. For investor information, call (972) 458-8000.

    (a) The financial results reported in this release contain both measures of GAAP and Non-GAAP financial information, as defined in Regulation G adopted by the Securities and Exchange Commission. Accordingly, all such non-GAAP financial measures that are presented are also set forth on the tables attached to this press release and are both compared to, and reconciled with, the most directly comparable financial measure calculated and presented in accordance with GAAP. Management believes that these non-GAAP financial measures are useful in monitoring basic cash flow generated and used in the company's core operating activities, and in monitoring the effects of changes made by management in the Company's operations across different time periods. These non-GAAP factors alone are insufficient to measure all of the company's operating characteristics and should be used in conjunction with GAAP measures to evaluate total operating performance.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Business-Risk Factors" in our most recently filed Form 10-K and Amendment No. 1 to the Registration Statement on Form S-3 filed on October 18, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

Healthaxis Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data) (Unaudited)

                              Three Months Ended    Nine Months Ended
                                 September 30,         September 30,
                               2004       2003      2004        2003
                           ---------- ---------- ---------- ----------

Revenues                      $3,942     $5,352    $12,085    $16,066
Expenses:
   Cost of revenues            3,827      4,797     12,204     14,869
   Sales and marketing           377        224      1,011        762
   General and administrative    764        804      2,838      2,550
   Research and development        -          -          -         30
   Amortization of
     intangibles                 252        324        780        972
                           ---------- ---------- ---------- ----------
Total operating expenses       5,220      6,149     16,833     19,183
                           ---------- ---------- ---------- ----------
Operating loss                (1,278)      (797)    (4,748)    (3,117)
Interest and other income
 (expense), net                  (50)         3       (135)        17
                           ---------- ---------- ---------- ----------
Net loss                      (1,328)      (794)    (4,883)    (3,100)
Preferred stock
 contributions (dividend)          -       (354)       261       (586)
                           ---------- ---------- ---------- ----------
Net loss attributable to
 common shareholders         $(1,328)   $(1,148)   $(4,622)   $(3,686)
                           ========== ========== ========== ==========

Net loss per share of
 common stock (basic and
 diluted)                     $(0.48)    $(0.22)    $(1.67)    $(0.69)
                           ========== ========== ========== ==========

Weighted average common
 shares used in computing
 loss per share
     Basic and diluted     2,768,291  5,325,794  2,768,138  5,350,373


GAAP / Non-GAAP Comparison and Reconciliation

                              Three Months Ended    Nine Months Ended
                                 September 30,         September 30,
                              2004         2003     2004        2003
                           ---------- ---------- ---------- ----------

Revenues                      $3,942     $5,352    $12,085    $16,066
Cash expenses:
   Cost of revenues            3,443      4,304     11,030     13,268
   Sales and marketing           372        217        994        740
   General and
    administrative               755        790      2,806      2,501
   Research and development        -          -          -         22
                           ---------- ---------- ---------- ----------
Cash operating expenses        4,570      5,311     14,830     16,531
                           ---------- ---------- ---------- ----------
Non-cash operating
 expenses:
   Operating depreciation &
    amortization                 392        506      1,199      1,654
   Stock based compensation        6          8         24         26
   Amortization of
    acquisition intangibles      252        324        780        972
                           ---------- ---------- ---------- ----------
Total GAAP operating
 expenses                      5,220      6,149     16,833     19,183
                           ---------- ---------- ---------- ----------

EBITDA (Revenues less cash
 operating expenses)            (628)        41     (2,745)      (465)
                           ---------- ---------- ---------- ----------

Operating loss (EBITDA less
 non-cash operating
 expenses)                    (1,278)      (797)    (4,748)    (3,117)
Interest and other income
 (expense), net                  (50)         3       (135)        17
                           ---------- ---------- ---------- ----------
Net loss                     $(1,328)     $(794)   $(4,883)   $(3,100)
                           ========== ========== ========== ==========

Healthaxis Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)

                                             Sept. 30,   Dec. 31,
                                               2004       2003
                                            ---------- ----------

Assets
  Cash and cash equivalents                    $4,411     $7,887
  Accounts receivable, net                      2,563      3,077
  Other current assets                            767        729
                                            ---------- ----------
  Current assets                                7,741     11,693
  Property, equipment and software, net         1,050      1,238
  Goodwill                                     11,276     11,276
  Other assets                                  1,795      2,907
                                            ---------- ----------
  Total assets                                $21,862    $27,114
                                            ========== ==========


Liabilities and stockholders' equity
  Current liabilities                          $3,414     $3,263
  Long-term debt                                2,211      2,697
  Other long-term liabilities                   2,347      2,407
  Stockholders' equity                         13,890     18,747
                                            ---------- ----------
  Total liabilities and stockholders' equity  $21,862    $27,114
                                            ========== ==========

    CONTACT: Halliburton Investor Relations
             Investor Contact
             Matt Kreps, 972-458-8000
             mkreps@halliburtonir.com